Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated November 14, 2025, in the Registration Statement on Post-Effective Amendment No. 1 to Form F-1, under the Securities Act of 1933 with respect to the consolidated statements of financial positions of Ultratrex Inc. and its subsidiaries as of June 30, 2024 and 2025, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the years for the three-year period ended June 30, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 24, 2025	Certified Public Accountants
PCAOB ID: 1171